Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

United Western Bancorp, Inc. and subsidiaries

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-143096, 333-135570, 333-135568, and 333-135567) and Registration Statement No. 333-130550 on Form S-3 of United Western Bancorp, Inc. and subsidiaries of our report dated March 3, 2009, except for Notes 2, 3, 6, 8, 12, 14, 15, 19, 20 and 28 which are as of August 7, 2009 with respect to the consolidated financial statements of United Western Bancorp, Inc. and subsidiaries and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K/A of United Western Bancorp, Inc. and subsidiaries for the year ended December 31, 2008.

As discussed in our report dated March 3, 2009, except for Notes 2, 3, 6, 8, 12, 14, 15, 19, 20 and 28 which are as of August 7, 2009,   United Western Bancorp Inc. and subsidiaries  retrospectively adopted Financial Accounting Standards Board Staff Position Emerging Issues Task Force  03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”, and retrospectively applied Financial Accounting Standards Board Statement 144 , “Accounting for the Impairment or Disposal of Long Lived Assets”.

/s/ Crowe Horwath LLP
Sherman Oaks, California
August 7, 2009